Quest Solution, Inc. Appoints Scot Ross as Chief Financial Officer

New Executive to help with the Company's acquisition strategy

Quest Solution, Inc. November 20, 2014 9:33 AM

HENDERSON, Nev., Nov. 20, 2014 (GLOBE NEWSWIRE) -- via PRWEB - Quest Solution, Inc, "The Company" (QUES), is pleased to announce it has named Scot Ross as its new Chief Financial Officer, effective on the closing of the transaction with Bar Code Specialties, Inc. (BCS), which was previously announced. Mr. Ross presently serves as Executive Vice-President and CFO for BCS. Ross will also be joining the Board of Directors for The Company.

In addition to his service to BCS during a period of remarkable growth, he has previously served in an executive and CFO capacity for 4 venture backed growth companies in a variety of industries, both domestic and international. Mr. Ross has significant expertise in a number of Quest Solution's core verticals. Mr. Ross began his career in public accounting as a CPA and was an Audit Manager with Arthur Andersen in Orange County, California and left the firm in 1989 to join The Severin Group (the worldwide manufacturer and distributor of Gucci Timepieces) as the Worldwide Corporate Controller.

In 1992, he joined a venture capital financed technology company, CDB Infotek, as its Vice President, Chief Financial Officer, and Director before engineering the sale of the business to a division of Equifax Corporation in 1996. From 1997 to 2000, Mr. Ross worked as the Vice President and CFO with Fresh Start Bakeries, Inc. (an international contract bakery supplier to McDonald's Corporation) and co-engineered a MBO/LBO from Campbell's Soup Company. From 2000-2002, he served as President and CEO of E-Commerce Exchange and later sold this business to iPMT Technologies. From 2002-2007 he was the CFO of M-Audio, a digital audio and music recording company that was sold to Avid Technologies in 2004. From 2007-2010 he served as contract CFO to a variety of companies and has worked with BCS from 2011-present. During his 25+ year career, Mr. Ross has been involved in 20 merger, acquisition and financing transactions with a cumulative value of over $500 million. He holds a B.S. degree from the University of Southern California.

"Quest Solution is excited to add an executive of Mr. Ross's talent and experience to our growing Company and management team," stated Jason Griffith, CEO, Quest Solution, Inc. "His knowledge of BCS and experience with high growth technology companies will be a tremendous asset as we integrate BCS with the Company. We fully expect Mr. Ross to assist us greatly through this period of growth and expansion and to maintain the integrity of our financial reporting."

"I am very pleased to join Quest Solution as their Chief Financial Officer and to serve on the Board of Directors," said Ross. "Quest Solution is uniquely positioned to capitalize on a tremendous market opportunity with its acquisition strategy and I am thrilled to be able to leverage my knowledge of both BCS and the Quest Solution business model, as well as in performing my obligations to the Company and its shareholders."

For more information on BCS please visit http://www.bcssolutions.com/

For a Quest Solution Investor Presentation please visit:

http://www.QuestSolution.com/investors.html

For more information http://www.QuestSolution.com

About Quest Solution, Inc.:

Quest Solution, Inc. is a leading provider in the technology, software, and mobile data collection systems business. The Company intends to continue to acquire existing companies with revenues and positive cash flow.

Quest Solution, Inc. serves as a national mobility systems integrator with a focus on design, delivery, deployment and support of fully integrated mobile solutions. The Company takes a consultative approach by offering end to end solutions that include hardware, software, communications and full lifecycle management services. The highly tenured team of professionals simplifies the integration process and delivers proven problem solving solutions backed by numerous customer references.

Additionally, the Company recently announced the creation of a business division focused on commercializing Intellectual Property, Patents and Distribution of industry-specific technologies in an array of new verticals. The new division plans to focus on acquisition of existing intangibles which will provide immediate value to the Company.

Information about Forward-Looking Statements

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, which speak only as of the date hereof and are based upon our current expectations and the information available to us at this time. Words such as "believes," "anticipates," "expects," "intends," "plans," "seeks," "estimates," "may," "will," "can," and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, our proposed acquisition and statements about the potential benefits resulting and expected value added by our new CFO and the proposed acquisition, our future operating results and the benefits of our new operating division. These statements are subject to certain risks, uncertainties, and assumptions that are difficult to predict, and actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors. Important factors that may cause such a difference include, but are not limited to, our ability to satisfy the closing conditions specified in the definitive agreement on a timely basis, if at all; difficulties and delays in integrating the two companies following the acquisition and retaining key employees; unanticipated costs, expenses and accounting charges related to the acquisition; our ability to achieve and maintain profitability after the closing and to successfully pursue and consummate growth opportunities; market and customer reactions to the acquisition; the risk that anticipated benefits of the acquisition or due to our new Chief Financial Officer may not be realized; the adequacy of the Company's liquidity and financial strength to support its growth, as well as general economic and political conditions and specific conditions in the markets we address. Further information on Quest Solution, Inc., including additional risk factors that may affect our forward looking statements, is contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC's website (http://www.sec.gov).

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